UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2015

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-4448	36-0781620
(Commission File Number)	(I.R.S. Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

(224) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors and Officers

Baxter International Inc. (the “Company”) intends to separate its biopharmaceuticals business, as previously announced, through a dividend of more than 80% of the common stock of a new company known as Baxalta Incorporated (“Baxalta”) to Baxter stockholders (the “Spin-Off”).

In connection with the Spin-Off, Mr. Blake E. Devitt, Ms. Gail D. Fosler and Dr. Wayne T. Hockmeyer, Ph.D. will depart from the Company’s Board of Directors and all committees thereof, in each case conditioned on, and effective as of 12:01 a.m. on the day of, the completion of the Spin-Off. Mr. Devitt, Ms. Fosler and Dr. Hockmeyer are expected to become members of the Baxalta Board of Directors on or prior to the time of their departures from the Company’s Board of Directors. Concurrently with these departures from the Company’s Board of Directors, Mr. Peter S. Hellman will join the Company’s Audit Committee, Messrs. Thomas F. Chen and K.J. Storm will join the Company’s Corporate Governance Committee, and each of Dr. Uma Chowdhry, Ph.D. and Mr. Albert P.L. Stroucken will join the Company’s Public Policy Committee.

Also in connection with the Spin-Off, Dr. Ludwig N. Hantson, Ph.D. will resign from his position as the Company’s Corporate Vice President and President, BioScience and Mr. Robert J. Hombach will resign from his position as the Company’s Corporate Vice President and Chief Financial Officer, in each case conditioned on, and effective as of 11:59 p.m. on the day immediately preceding, the completion of the Spin-Off. Dr. Hantson is expected to be Baxalta’s President and Chief Executive Officer, as well as a member of Baxalta’s Board of Directors, upon the completion of the Spin-Off. Mr. Hombach is expected to be Baxalta’s Executive Vice President, Chief Financial Officer and Chief Operations Officer upon the completion of the Spin-Off.

Appointment of Officers

The Company has appointed James K. Saccaro, currently a Corporate Vice President and special advisor to the Company, as Corporate Vice President and Chief Financial Officer, effective concurrently with the resignation of Mr. Hombach described above.

Mr. Saccaro, 42, was senior vice president and chief financial officer at Hill-Rom Corporation prior to rejoining the Company in August 2014. He served as corporate vice president and treasurer of the Company from 2011 to 2013. He originally joined the Company in 2002 as manager of strategy for the Company’s BioScience business, and over the years assumed positions of increasing responsibility, including vice president of financial planning, and vice president of finance for the Company’s operations in Europe, Middle East and Africa. Prior to that, he held strategy and business development positions at Clear Channel Communications and the Walt Disney Company.

Pursuant to the Company’s offer letter dated July 2, 2014, Mr. Saccaro is entitled to the following:

•	Annual base salary of $600,000;

•	Eligibility to participate in the Company’s Management Incentive Compensation Program with a target bonus of 80% of annual base salary;

•	Eligibility to receive an annual equity-based grant pursuant to the Company’s long-term incentive program with a target value of $1,800,000 (for 2015);

•	Sign-on bonus of $250,000, subject to full repayment upon resignation within 12 months and 50% repayment upon resignation within 24 months;

•	Severance equal to one year’s base salary and target bonus in the event of an involuntary termination without cause prior to the first anniversary of the Spin-Off; and

•	Participation in the Company’s other benefit plans in accordance with practices for other executives of a similar level.

The foregoing summary of the offer is qualified in its entirety by the complete text of the offer letter, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On June 5, 2015, the Company’s Board of Directors approved the pro rata distribution of approximately 80.5% of Baxalta’s common stock, which is expected to be made at 12:01 a.m. on July 1, 2015 to Baxter’s shareholders of record as of the close of business on June 17, 2015 (the “Record Date”). Each Baxter shareholder as of the Record Date will be entitled to receive one (1) share of Baxalta common stock for every share of Baxter common stock held at the close of business on the Record Date. Resulting fractional shares of Baxalta common stock will generally be aggregated and sole in the open market as whole shares, with the aggregate cash proceeds distributed (net of discounts, commissions and withholdings) pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the Spin-Off.

Completion of the Spin-Off remains subject to the satisfaction or waiver of certain conditions, and remains subject to the sole discretion of Baxter prior to the Spin-Off. The press release announcing certain details of the Spin-Off is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

In connection with the Spin-Off, Baxalta filed a Registration Statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). The SEC has declared the Registration Statement effective as of June 9, 2015. The press release announcing the declaration of effectiveness of the Registration Statement is furnished as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Offer Letter, dated July 2, 2014, from the Company to James Saccaro

99.1	Press Release of Baxter International Inc., dated as of June 5, 2015

99.2	Press Release of Baxter International Inc., dated as of June 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2015

BAXTER INTERNATIONAL INC.

By:	/s/ David P. Scharf
David P. Scharf
Corporate Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit Number	Description

10.1	Offer Letter, dated July 2, 2014, from the Company to James Saccaro

99.1	Press Release of Baxter International Inc., dated as of June 5, 2015

99.2	Press Release of Baxter International Inc., dated as of June 9, 2015

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